UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2009

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On October 14, 2009, Generex Biotechnology Corporation (the “Company”) entered into an At Market Issuance Sales Agreement (the “Agreement”), with Wm Smith & Co. (“Wm Smith”), under which the Company may sell an aggregate of $20,000,000 in gross proceeds of the Company’s common stock from time to time through Wm Smith, as the agent for the offer and sale of the common stock. Wm Smith may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker. Wm Smith may also sell the common stock in privately negotiated transactions, subject to the Company’s prior approval.  The Company will pay Wm Smith a commission not to exceed 3% of the gross proceeds of the sales price of all common stock sold through it as sales agent under the Agreement.

The Agreement will terminate on the earliest of (1) the sale of all of the common stock subject to the Agreement, or (2) termination of the Agreement by the Company or Wm Smith. Wm Smith may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in Wm Smith’s reasonable judgment, may impair its ability to sell the common stock, the Company’s failure to satisfy any condition under of the Agreement or a suspension or limitation of trading of the Company’s common stock on NASDAQ. The Company may terminate the Agreement at any time upon 10 days prior notice, and Wm Smith may terminate the Agreement at any time upon 10 days prior notice.

The summary of the terms of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	At Market Issuance Sales Agreement, dated October 14, 2009, by and between Generex Biotechnology Corporation and Wm. Smith & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: October 14, 2009	/s/ Rose C. Perri
Chief Operating Officer and Chief Financial Officer (principal financial officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	At Market Issuance Sales Agreement, dated October 14, 2009, by and between Generex Biotechnology Corporation and Wm. Smith & Co.